Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Royal Bank of Canada

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $29,709,930. The prospectus is a final prospectus for the related offering.

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering(s).